UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2006
GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana (State or Other Jurisdiction of Incorporation or Organization)	0-21086 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive P.O. Box 442, Sulphur, LA (Address of Principal Executive Offices)	70665 70664-0442 (Zip Code)
Registrant’s Telephone Number, including Area Code: (337) 583-5000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     As previously reported, on September 18, 2006, Global Industries, Ltd. (the “Company”) announced that B.K. Chin (“Mr. Chin”) was named Chief Executive Officer and Director of the Company effective October 1, 2006 (the “Commencement Date”). In connection with Mr. Chin’s employment, the Company made various equity awards to Mr. Chin including an award of 20,000 restricted shares of common stock (the “Restricted Shares”) under the Global Industries, Ltd. 2005 Stock Incentive Plan. Under the terms of the Restricted Stock Agreement for the Restricted Shares, the forfeiture restrictions on the Restricted Shares will lapse on the second anniversary of the Commencement Date based upon the Compensation Committee’s (the “Committee”) determination that certain key management goals have been met. The Committee and Mr. Chin agreed to mutually determine the key management goals within 30 days after the Commencement Date.
     On October 31, 2006, the Committee approved three key management goals for Mr. Chin as the performance criteria and the formula pursuant to which the forfeiture restrictions on the Restricted Shares would lapse. The formula approved provides equal weighting to each of the three management goals. The forfeiture restrictions on the Restricted Shares will lapse with respect to a number of Restricted shares equal to the lesser of (1) the sum of (x) the percentage of completion or success for each of the performance criteria as determined by the Committee multiplied by (y) .33333, and (2) 100%. As soon a administratively practicable after the second anniversary of the Commencement Date, the Committee will determine whether and the extent to which each of the three key management goals has been met.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
Date: November 6, 2006	By:	/s/ Peter S. Atkinson
Peter S. Atkinson
President and Chief Financial Officer